Exhibit 99.1

NEWS Contact: Margaret M. Loebl Vice President, Chief Financial Officer and Treasurer loeblm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS

•         Solid quarterly revenue growth of 5%, despite 4% of foreign exchange headwinds

•         Strong operating income drives 13% adjusted EBITDA increase in the quarter

•         Purchase of Binol AB contributes to record year of acquisition activity

February 26, 2015

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced a 5% increase in net sales to $194.0 million for the fourth quarter of 2014 compared to the fourth quarter of 2013 net sales of $184.3 million. Earnings per diluted share for the fourth quarter of 2014 were $0.95 compared to $1.07 for the fourth quarter of 2013, with non-GAAP earnings per diluted share of $1.00 for the fourth quarter of 2014 compared to $0.98 for the fourth quarter of 2013. The fourth quarter comparison obscures year-over-year earnings growth as the fourth quarter of 2013 benefited from a $0.08 favorable tax adjustment while the fourth quarter of 2014 was negatively impacted by foreign exchange of $0.04 and the other non-operating expenses noted below. The Company’s adjusted EBITDA highlights this improved performance over the prior year quarter, increasing 13% to $23.8 million for the fourth quarter of 2014 compared to $21.0 million for the fourth quarter of 2013. Net sales for the full year 2014 increased 5% to $765.9 million from $729.4 million for 2013. Earnings per diluted share were $4.26 in 2014 compared to $4.27 in 2013, with non-GAAP earnings per diluted share increasing 11% to $4.26 for 2014 from $3.84 for 2013. The Company’s adjusted EBITDA approximated $100 million for 2014, which was an 11% increase from $89.6 million in 2013.

Michael F. Barry, Chairman, Chief Executive Officer and President commented, “We are very pleased to close out 2014 with a strong quarter despite the continued challenges in Brazil, and the appreciation of the U.S. dollar versus key currencies. We continue to take market share, to leverage our diverse geographic footprint and to acquire businesses, driving strong growth in three of our four regions while the global economy and underlying markets slow down.”

Mr. Barry continued, “2014 was the fifth consecutive year of increased revenue, operating income and adjusted EBITDA, which approximated $100 million. Also, our total shareholder return was 21% as a result of Quaker’s continued dividend and stock price appreciation. We had a record year of acquisitions as we continue to believe they are the best way to utilize Quaker’s strong balance sheet and cash flow to generate shareholder value.”

Mr. Barry continued, “Looking forward, we are seeing an uncertain economic environment in many countries throughout the world and a strong U.S. dollar. However, we remain committed to our strategy and believe our ability to take market share and leverage our acquisitions will continue to help offset forward market challenges. Overall, I continue to remain confident in our future and expect 2015 to be another good year for Quaker, as we strive to increase revenue, operating income and adjusted EBITDA for the sixth consecutive year.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Fourth Quarter of 2014 Summary

Net sales for the fourth quarter of 2014 of $194.0 million increased approximately 5% from net sales of $184.3 million for the fourth quarter of 2013, primarily due to higher product volumes and price and product mix. Included in the Company’s net sales growth for the fourth quarter of 2014 was $8.4 million, or 4.6%, of additional sales from acquisitions, which was largely offset by $6.6 million, or 4%, related to a decrease in foreign currency exchange rate translation.

Gross profit increased approximately $4.4 million, or 7%, from the fourth quarter of 2013 on the increase from sales volumes, noted above, on relatively consistent gross margins of 35.9% and 35.4% for the fourth quarter of 2014 and the fourth quarter of 2013, respectively.

Selling, general and administrative expenses (“SG&A”) increased approximately $3.2 million from the fourth quarter of 2013, which was driven by the net impact of several factors. Specifically, SG&A increased from additional costs acquired with the Company’s 2014 acquisitions, higher labor-related costs on increased sales and merit inflation, current year costs related to a certain customer bankruptcy and the Company’s fourth quarter of 2014 cost streamlining initiative in South America, partially offset by a prior year non-income tax contingency charge and the effects of foreign currency exchange rate translation. In addition, the Company incurred approximately $0.6 million of diligence-related costs in the current quarter to support its 2014 acquisition-related activity compared to $0.2 million in the prior year quarter.

Other income decreased approximately $1.3 million from the fourth quarter of 2013, which was primarily the result of the prior year other income related to finalizing an acquisition-related earnout liability.

Interest expense was consistent between the fourth quarter of 2014 and the fourth quarter of 2013. The Company incurred additional interest expense in the current quarter from higher average borrowings due to its recent acquisition activity, which was more than offset by prior year interest expense from the accretion of the acquisition-related earnout liability, noted above, that was settled in early 2014.

Interest income was $0.2 million higher in the fourth quarter of 2014 compared to the fourth quarter of 2013, primarily due to interest received on a non-income tax credit and an increase in the level of the Company’s invested cash in regions with higher returns.

The Company’s effective tax rates for the fourth quarters of 2014 and 2013 were 28.5% and 21.7%, respectively. During 2013, the Company’s quarterly effective tax rates were impacted by its Asia/Pacific region, as it recorded tax expense at the local statutory tax rate of 25% during the first three quarters of 2013, while it awaited recertification of a concessionary tax rate. The Company received such recertification and adjusted its year-to-date tax expense to its concessionary tax rate in the fourth quarter of 2013, which significantly decreased its prior year quarterly effective tax rate.

Equity in net income of associated companies (“equity income”) decreased $0.8 million in the fourth quarter of 2014 compared to the fourth quarter of 2013. The primary component of the Company’s equity income is earnings from its equity interest in a captive insurance company, which were higher in the prior year period.

The $0.3 million decrease in net income attributable to noncontrolling interest in the fourth quarter of 2014 compared to the fourth quarter of 2013 was primarily due to the Company’s second quarter of 2014 acquisition of the noncontrolling interest in its Australian affiliate.

The Company’s current year acquisitions generally performed in line with their expected positive operating results for the fourth quarter of 2014, however, these results were largely offset by the acquisition-related costs, noted above, and initial adjustments related to fair value accounting. Overall, the impact from the current year acquisitions to the Company’s net income was slightly positive at less than $0.1 million, or less than $0.01 per diluted share, for the fourth quarter of 2014.

Changes in foreign exchange rates negatively impacted the fourth quarter of 2014 net income by approximately $0.5 million, or $0.04 per diluted share.

Year-to-Date 2014 Summary

Net sales for 2014 of $765.9 million increased 5% from $729.4 million for 2013 due to higher product volumes. Included in the Company’s net sales growth in 2014 was $12.8 million, or 1.7%, of additional sales from acquisitions, which was largely offset by $10.3 million, or 1%, related to a decrease in foreign currency exchange rate translation.

Gross profit increased approximately $12.1 million, or 5%, from 2013, which was driven by the increase in sales volumes, noted above, on relatively consistent gross margins of 35.7% and 35.8% for 2014 and 2013, respectively.

SG&A increased approximately $6.0 million from 2013, which was driven by the net impact of several factors. Specifically, SG&A increased from additional costs acquired with the Company’s 2014 acquisitions, higher labor-related costs on increased sales and merit inflation, current year costs related to certain customer bankruptcies and, also, additional costs related to an amendment to the Company’s pension plan in the United Kingdom (“UK”). These increases to SG&A for 2014 were partially offset by lower incentive compensation costs, decreases in foreign currency exchange rate translation and a non-income tax contingency charge recorded in the prior year. In addition, the Company incurred approximately $1.1 million of diligence-related costs to support its acquisition-related activity in 2014 compared to $0.2 million in 2013.

The $2.8 million decrease in other income in 2014 from 2013 was primarily caused by the Company’s prior year receipt of a mineral oil excise tax refund and, also, prior year net other income related to changes in an acquisition-related earnout liability.

Interest expense was $0.6 million lower in 2014 compared to 2013. The Company incurred additional interest expense in 2014 from higher average borrowings due to its recent acquisition activity, which was more than offset by prior year interest expense from the accretion of the acquisition-related earnout liability, noted above, that was settled in early 2014.

Interest income was $1.6 million higher in 2014 compared to 2013, primarily due to interest received on several tax-related credits and an increase in the level of the Company’s invested cash in regions with higher returns.

The Company’s effective tax rates for 2014 and 2013 were 30.1% and 28.1%, respectively. The primary contributor to the Company’s higher effective tax rate in 2014 was an increase in reserves related to uncertain tax positions.

The decrease in the Company’s equity income of $3.0 million in 2014 compared to 2013 was primarily caused by lower earnings related to the Company’s equity interest in a captive insurance company. In addition, the Company’s equity income for 2014 and 2013 include comparable currency charges related to the conversion of the Venezuelan Bolivar Fuerte to the U.S. Dollar.

The primary component of the $0.7 million decrease in net income attributable to noncontrolling interest in 2014 compared to 2013 was the Company’s second quarter of 2014 acquisition of the noncontrolling interest in its Australian affiliate, noted above.

The Company’s current year acquisitions generally performed in line with their expected positive operating results for 2014, however, these results were largely offset by the acquisition-related costs, noted above, and initial adjustments related to fair value accounting. Overall, the impact from the current year acquisitions to the Company’s net income was slightly positive at less than $0.1 million, or less than $0.01 per diluted share, for 2014.

Changes in foreign exchange rates negatively impacted the 2014 net income by approximately $1.2 million, or $0.09 per diluted share.

Balance Sheet and Cash Flow Items

The Company’s net operating cash flow for the fourth quarter of 2014 was approximately $16.7 million, which increased its full year 2014 net operating cash flow to $54.7 million compared to $73.8 million for 2013. The main reason for the decrease to the Company’s operating cash flow from 2013 was an outflow from accounts receivables. Other than normal outflow due to higher sales, a key driver in the change in the Company’s receivables was a significant increase in the level of bank acceptance drafts that the Company received on outstanding receivables in its Asia/Pacific region. This type of payment carries with it extended terms, if the Company chooses not to immediately exchange it with the respective issuing bank for a discounted amount. To date, all of the Company’s bank acceptance drafts have been carried to their full term. Overall, the current year marked an uncommon increase in the use of such methods of payment by the Company’s customers, which the Company expects to be at a more stable level in the next year. At December 31, 2014, the Company’s liquidity remains strong, with net debt of $11.0 million and a consolidated leverage ratio that continues to be less than one times EBITDA, despite the added borrowings in 2014 to fund $73.5 million and $7.4 million of acquisition and non-controlling interest purchases, respectively. Specifically, the Company’s acquisition activity was highlighted by the second quarter of 2014 purchase of the 49% remaining interest in its equity affiliate Quaker Chemical (Australasia) Pty. Limited, the third quarter of 2014 purchase of ECLI Products, LLC, and the fourth quarter of 2014 purchase of Binol AB.

Non-GAAP Measures

Included in this public release are non-GAAP financial measures of non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following are reconciliations between the non-GAAP (unaudited) financial measures of non-GAAP earnings per diluted share and adjusted EBITDA to their most directly comparable GAAP financial measures:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
GAAP earnings per diluted share attributable to Quaker Chemical Corporation Common Shareholders	$0.95	$1.07	$4.26	$4.27
UK pension plan amendment per diluted share	—	—	0.05	—
Customer bankruptcy costs per diluted share	0.03	—	0.05	—
Mineral oil excise tax refund per diluted share	—	—	—	(0.14)
Change in acquisition-related earnout liability per diluted share	—	(0.06)	—	(0.03)
Cost streamlining initiatives per diluted share	0.04	0.01	0.06	0.08
Currency conversion impacts of the Venezuelan Bolivar Fuerte per diluted share	—	—	0.02	0.03
Non-income tax contingency charge per diluted share	—	0.04	—	0.04
Equity income in a captive insurance company per diluted share	(0.02)	(0.08)	(0.18)	(0.41)

Non-GAAP earnings per diluted share	$1.00	$0.98	$4.26	$3.84

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income attributable to Quaker Chemical Corporation	$12,639	$14,086	$56,492	$56,339
Depreciation and amortization	4,723	3,944	16,631	15,784
Interest expense	624	699	2,371	2,922
Taxes on income before equity in net income of associated companies	4,731	3,556	23,539	20,489
UK pension plan amendment	—	—	902	—
Customer bankruptcy costs	515	—	825	—
Mineral oil excise tax refund	—	—	—	(2,540)
Change in acquisition-related earnout liability	—	(1,172)	—	(497)
Cost streamlining initiatives	818	142	1,166	1,419
Currency conversion impacts of the Venezuelan Bolivar Fuerte	—	—	321	357
Non-income tax contingency charge	—	796	—	796
Equity income in a captive insurance company	(270)	(1,073)	(2,412)	(5,451)

Adjusted EBITDA	$23,780	$20,978	$99,835	$89,618

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the fourth quarter and full year 2014 results is scheduled for February 27, 2015 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

Quaker Chemical Corporation

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Net sales	$194,033	$184,297	$765,860	$729,395

Cost of goods sold	124,457	119,134	492,654	468,320

Gross profit	69,576	65,163	273,206	261,075
%	35.9%	35.4%	35.7%	35.8%

Selling, general and administrative expenses	53,091	49,931	195,850	189,832

Operating income	16,485	15,232	77,356	71,243
%	8.5%	8.3%	10.1%	9.8%

Other income, net	209	1,557	767	3,519
Interest expense	(624)	(699)	(2,371)	(2,922)
Interest income	551	321	2,541	986
Income before taxes and equity in net income of associated companies	16,621	16,411	78,293	72,826

Taxes on income before equity in net income of associated companies	4,731	3,556	23,539	20,489
	11,890	12,855	54,754	52,337

Equity in net income of associated companies	1,037	1,825	3,543	6,514

Net income	12,927	14,680	58,297	58,851

Less: Net income attributable to noncontrolling interest	288	594	1,805	2,512

Net income attributable to Quaker Chemical Corporation	$12,639	$14,086	$56,492	$56,339
%	6.5%	7.6%	7.4%	7.7%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.95	$1.07	$4.27	$4.28
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.95	$1.07	$4.26	$4.27

Quaker Chemical Corporation

Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	December 31,	December 31,
	2014	2013
ASSETS

Current assets
Cash and cash equivalents	$64,731	$68,492
Accounts receivable, net	189,484	165,629
Inventories, net	77,708	71,557
Current deferred tax assets	8,367	7,826
Prepaid expenses and other current assets	11,228	15,343
Total current assets	351,518	328,847

Property, plant and equipment, net	85,763	85,488
Goodwill	77,933	58,151
Other intangible assets, net	70,408	31,272
Investments in associated companies	21,751	19,397
Non-current deferred income taxes	24,411	24,724
Other assets	33,742	36,267
Total assets	$665,526	$584,146

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$403	$1,395
Accounts payable	74,987	72,281
Dividends payable	3,990	3,299
Accrued compensation	19,853	20,801
Accrued pension and postretirement benefits	1,239	1,438
Current deferred tax liabilities	732	1,057
Other current liabilities	23,697	30,585
Total current liabilities	124,901	130,856
Long-term debt	75,328	17,321
Non-current deferred income taxes	8,584	6,729
Non-current accrued pension and postretirement benefits	46,088	37,006
Other non-current liabilities	45,490	47,538
Total liabilities	300,391	239,450

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2014 - 13,300,891 shares; 2013 - 13,196,140 shares	13,301	13,196
Capital in excess of par value	99,056	99,038
Retained earnings	299,524	258,285
Accumulated other comprehensive loss	(54,406)	(34,700)
Total Quaker shareholders' equity	357,475	335,819
Noncontrolling interest	7,660	8,877
Total equity	365,135	344,696
Total liabilities and equity	$665,526	$584,146

Quaker Chemical Corporation

Consolidated Statements of Cash Flows

For the twelve months ended December 31,

(Dollars in thousands)

	2014	2013

Cash flows from operating activities
Net income	$58,297	$58,851
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,306	12,339
Amortization	4,325	3,445
Equity in undistributed earnings of associated companies, net of dividends	(3,180)	(4,162)
Deferred income taxes	1,007	(30)
Uncertain tax positions (non-deferred portion)	(1,256)	(1,826)
Acquisition-related fair value adjustments	-	200
Deferred compensation and other, net	3,174	(259)
Stock-based compensation	5,309	4,161
(Gain) loss on disposal of property, plant and equipment	(86)	200
Insurance settlements realized	(1,907)	(988)
Pension and other postretirement benefits	1,265	862
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(24,944)	(11,837)
Inventories	(5,484)	406
Prepaid expenses and other current assets	2,003	(743)
Accounts payable and accrued liabilities	2,999	11,301
Estimated taxes on income	862	1,881
Net cash provided by operating activities	54,690	73,801

Cash flows from investing activities
Investments in property, plant and equipment	(13,052)	(11,439)
Payments related to acquisitions, net of cash acquired	(73,527)	(2,478)
Proceeds from disposition of assets	201	513
Interest earned on an Insurance settlement	44	52
Change in restricted cash, net	1,863	936
Net cash used in investing activities	(84,471)	(12,416)

Cash flows from financing activities
Proceeds from long-term debt	58,771	-
Repayments of long-term debt	(1,368)	(12,791)
Dividends paid	(14,562)	(13,018)
Stock options exercised, other	804	(307)
Excess tax benefit related to stock option exercises	453	815
Purchase of noncontrolling interest in affiliates, net	(7,422)	-
Payment of acquisition-related earnout liability	(4,709)	-
Distributions to noncontrolling affiliate shareholders	(1,806)	(905)
Net cash provided by (used in) financing activities	30,161	(26,206)

Effect of exchange rate changes on cash	(4,141)	766
Net (decrease) increase in cash and cash equivalents	(3,761)	35,945
Cash and cash equivalents at the beginning of the period	68,492	32,547
Cash and cash equivalents at the end of the period	$64,731	$68,492